                                  FORM OF NOTE


REGISTERED                                                           $[        ]
No. [  ]


                       SEE REVERSE FOR CERTAIN DEFINITIONS


                                                         CUSIP NO. [           ]


     THE PRINCIPAL OF THIS CLASS A-[ ] NOTE WILL BE PAID IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS CLASS A-[ ] NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

                              BEC FUNDING LLC NOTES
                                   CLASS A-[ ]

     Interest Rate          Original Principal Amount          Final Maturity Date
     -------------          -------------------------          -------------------
        [    ]%               $[                 ]

     BEC Funding LLC, a limited liability company formed and existing under the laws of the State of Delaware (herein referred to as the "Note Issuer"), for value received, hereby promises to pay to Massachusetts RRB Special Purpose Trust BEC-1, or registered assigns, the original Principal Amount shown above in semiannual installments on the Payment Dates and in the amounts specified on the reverse hereof or, if less, the amounts determined pursuant to Section 8.02 of the Note Indenture, in each year, commencing on the date determined as provided on the reverse hereof and ending on or before the Final Maturity Date and to pay interest, at the Interest Rate shown above, on each September 15 and March 15 or if any such day is not a Business Day, the next succeeding Business Day, commencing on March 15, 2000 and continuing until the earlier of the payment of the principal hereof or the Final Maturity Date (each a "Payment Date"), on the principal amount of this Class A-[ ] Note. Interest on this Class A-[ ] Note will accrue for each Payment Date from the most recent Payment Date on which interest has been paid to but excluding such Payment Date or, if no interest has
yet been paid, from [         ], 1999. Interest will be computed on the basis of
a 360-day year of twelve 30-day months. Such principal of and interest on this Class A-[ ] Note shall be paid in the manner specified on the reverse hereof.

     The principal of and interest on this Class A-[ ] Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. All payments made by the
Note Issuer with respect to this Class A-[ ] Note-shall be applied first to interest due and payable on this Class A-[ ] Note as provided above and then to the unpaid principal of this Class A-[ ] Note, all in the manner set forth in Section 8.02 of the Note Indenture.

     Reference is made to the further provisions of this Class A-[ ] Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Class A-[ ] Note.

     Unless the certificate of authentication hereon has been executed by the Note Trustee whose name appears below by manual signature, this Class A-[ ] Note shall not be entitled to any benefit under the Note Indenture referred to on the reverse hereof, or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Note Issuer has caused this instrument to be signed, manually or in facsimile, by its Authorized Officer.

Date: [                ], 1999

                                        BEC FUNDING LLC



                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:







                                      B-2